Exhibit 10.6

LEGALZOOM.COM, INC. 2012 MANAGEMENT INCENTIVE PLAN

This LegalZoom.com, Inc. 2012 Management Incentive Plan was adopted by the Company’s Board of Directors on the Effective Date and is effective as of the Effective Date.

1.                                       Overview and Eligibility.  The purpose of this Plan is to motivate and reward selected Eligible Officers for superior performance by making a portion of their total compensation dependent on the achievement of specified performance objectives for a Performance Period.  The Plan seeks to accomplish this objective by awarding performance-based cash Bonuses.  Only Eligible Officers who are affirmatively selected by the Committee may become Participants in the Plan.

2.                                       Bonus, Payment and Taxes.

2.1                                 Committee Award of a Bonus Opportunity. The Committee may from time to time, in its sole discretion, award a Bonus opportunity to a Participant that is subject to satisfying specified conditions.  The Committee, in its discretion, shall: (i) select the Participants, if any, who will be eligible to earn a Bonus, (ii) determine the Bonus amounts and targets, (iii) establish any Performance Goal(s) with respect to a Bonus along with any associated Performance Period(s), and (iv) prescribe all other terms and conditions of a Participant’s Bonus opportunity.  The terms and conditions may be different for different Participants.

2.2                                 Bonus Payment.  Subject to the Committee’s discretion and the terms of this Plan and any applicable Employment Agreement, the payment of a Bonus (or any portion thereof) will generally require that a Participant must remain in service as a Company (or Parent, Subsidiary or Affiliate) employee through the last date of the applicable Performance Period.  However, in the event of a Participant’s Separation from Service by reason of a Qualifying Termination, death, Disability, retirement, or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a Change in Control, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company.  Bonus amounts that have been earned will be paid in cash.  Such earned Bonus amounts (if any) shall be paid to Participants (i) on any date designated by the Committee and which occurs during the 2 ½ month period immediately following the end of the Performance Period in which the applicable Bonus amount was earned or (ii) upon an earlier Change in Control if such earlier-in-time payment would not cause the imposition of taxes under Code Section 409A.

2.3                                 Taxes and Withholding.  The Company (including without limitation members of the Board or Committee) shall not be liable to any Participant or other persons as to any unexpected or adverse tax consequence realized by a Participant and each Participant shall be solely responsible for the timely payment of all taxes arising from this Plan that are imposed on the Participant.  All Bonus payments will be reduced by any legally required withholding and will also be subject to reduction under Sections 4 and/or 6.  The Company shall have the right to withhold from any payment to a Participant under this Plan, in cash, all federal, state, city or other taxes as shall be required pursuant to any statute or governmental regulations or ruling.  In connection with such withholding, the Company may make any arrangement consistent with this Plan, as it may deem appropriate.

3.                                       Code Section 162(m).  If the Company becomes a publicly held corporation as a result of an IPO, the Plan is intended to be exempt from the compensation deduction limitations imposed by Code Section 162(m) until the Company’s first meeting of stockholders, in which Board members are elected, after the close of the third calendar year that follows the year of the IPO.  On and after the date, if any, that compensation paid under the Plan is subject to the compensation deduction limits imposed by Code Section 162(m), then the following subsections 3.1 through 3.6 shall apply with respect to any Bonuses (i) for Participants who are or could be Covered Employees and (ii) which are intended to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m):

3.1                                 Committee Composition.  The voting members of the Committee administering the Participant’s Bonus shall consist solely of two or more Outside Directors.

3.2                                 Establishment of Goals. By no later than the latest time permitted by Code Section 162(m) (generally, not later than after 25% of the Performance Period has elapsed and in any event not later than 90 days after the commencement of the Performance Period) and while the achievement of the Performance Goal(s) remains substantially uncertain within the meaning of Code Section 162(m), the Committee shall establish, in writing, the (i) specific Performance Goal(s) for a Participant which must be achieved in order for such Participant to earn a Bonus (or designated portion thereof) and (ii) formula for computing the Participant’s Bonus (or designated portion thereof) if such Performance Goal(s) is achieved.

3.3                                 No Positive Discretion. After the establishment of a Participant’s Performance Goal(s), the Committee will not have discretion to increase the amount of the Bonus that would otherwise be payable to a Participant based on achievement of the Performance Goal(s).  The amount of the Bonus actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the Performance Goal(s) for the Performance Period as determined in accordance with Section 3.2.

3.4                                 Committee Certification. No Bonus shall be paid to a Participant unless and until the Committee certifies in writing the extent to which the Performance Goal(s) applicable to a Participant have been achieved or exceeded.  Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

3.5                                 Performance Adjustment. The Committee may adjust the evaluation of performance under a Performance Goal(s) (to the extent permitted by this Plan and Code Section 162(m)) to remove the effects of certain events including without limitation the following:  (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements.

3.6                                 Tax Deductibility. Notwithstanding anything to the contrary in this Plan (including without limitation subsections 3.1 through 3.5), the Committee shall not take any action that would cause a Bonus payment to a Covered Employee to fail to be tax deductible by the Company due to Code Section 162(m).

4.                                       Limitation on Payments.  No one Participant may receive Bonus payments that in the aggregate exceed $4 million in any Fiscal Year under this Plan.  Except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to any conflicting provisions contained in this Section 4), in the event that it is determined that any payment or distribution of any type to or for the Participant’s benefit (whether under this Plan or otherwise) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Internal Revenue Code (“Code”) Section 280G (“Section 280G”), and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax.

If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to the Participant, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to a Participant, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall the Participant have any discretion with respect to the ordering of payment reductions.

However, notwithstanding the foregoing, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Section 280G(b)(5)(B), then such Participant must request the Company to solicit a vote of such stockholders (described in Section 280G(b)(5)(B) and in which case such Participant will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote (if the Company in its discretion elects to solicit its stockholders) to comply with the requirements specified under Section 280G and the regulations promulgated thereunder.  Any reduction in Total Payments required in connection with the stockholder vote shall be effected in the same manner provided in the preceding paragraph.

In no event will the Company be required to gross up any payment or benefit to a Participant to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G) that are required to be made under this Section 4, shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to such Participant.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.  As expressly permitted by Q/A #32 of the Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 4, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations.  Any determination by the Accountants shall be binding upon the Company and the Participant, absent manifest error.

5.                                       Administration, Amendment and Termination.  The Plan will be administered by the Committee.  The Committee has the authority, without limitation, to select Participants and determine Performance Goals, Bonus amounts and Performance Periods, to certify the calculation of the amount of the Bonus payable to each Participant in respect of each Performance Period, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Bonus in the manner and to the extent that the Committee shall deem desirable to carry it into effect, to interpret the provisions of the Plan, and to make rules and regulations necessary or desirable to administer the Plan.  The decisions of the Committee are final and binding on all Participants and other persons in all matters pertaining to the Plan.  All decisions and determinations by the Committee shall be afforded the maximum deference permitted by applicable law.  Further guidelines, procedures and mechanics of the Plan’s administration may be promulgated by resolutions of the Committee.  The Plan may be amended or terminated by the Board at any time provided that any such amendment or termination will not adversely affect any outstanding Bonus opportunity without the Participant’s written consent.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Committee if possible and to the extent needed in order to be held legal and valid.  If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

6.                                       Clawback.  The Company may (i) cause the cancellation of any equity awards, Bonus or other compensation, (ii) require reimbursement of any of a Participant’s equity awards, Bonus or other compensation and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan, a Participant’s Employment Agreement (if any) or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or otherwise, in accordance with the Clawback Policy.  By accepting a Bonus, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of a Participant’s Bonus(es), cash compensation, and/or equity awards issued under any of the Company’s equity and/or incentive compensation plans may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

7.                                       Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Company employees and officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by

contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

8.                                       Integration.  This Plan represents the entire plan as to the matters described herein.  This Plan shall supersede all prior or contemporaneous plans or arrangements or understandings between the Company and any Participant, whether written or oral, express or implied, with respect to any subject covered by this Plan.

9.                                       No Other Rights.  Participation in the Plan does not guarantee that any Bonus payments will ever be made under this Plan and a Participant has no rights or entitlement to any Bonus except as provided herein or in an applicable Employment Agreement.  Participation in the Plan does not constitute a contract of or guarantee of employment, nor guarantee participation in any other Company incentive plan or arrangement nor provide any rights as an interest holder or holder of any other equity interest in the Company.  Participation in the Plan in one Performance Period does not guarantee or entitle such Participant to become a Participant in any other Performance Period and there is no obligation for uniformity of treatment of Participants under the Plan.  This Plan does not in any way alter or modify any Employment Agreement between the Company and a Participant.  The adoption of this Plan by the Board (i) does not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Bonus opportunity in the event of the termination of employment of any Participant.

10.                                 Unfunded and No Liability.  The Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to the Participants, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Bonus amounts, nor shall this Plan be construed as providing for such segregation, nor shall the Company or Board or Committee be deemed to be a trustee of cash to be awarded under the Plan.  The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to any unexpected or adverse tax consequence realized by any Participant or other person due to the grant or receipt of any Bonus amount.  A payment will not be made under the Plan if such payment would violate applicable securities laws or other laws.

11.                                 Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and the payments granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.  In the event that any provision of the Plan or a Bonus is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or a Bonus as the Committee deems necessary to comply with such requirements.  Any payment made pursuant to the Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death.  Any such delayed payments shall be made without interest.  While it is intended that all payments and benefits provided under the Plan or a Bonus will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or a Bonus are exempt from or compliant with Code Section 409A.  In no event whatsoever shall the Company be liable if a payment under the Plan or a Bonus is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.  The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or a Bonus.

12.                                 Assignment.  The Company may assign this Plan and any Bonus obligations (without the consent of any Participant) to any Successor Company or other successor (whether by amalgamation, reorganization, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Plan will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.  No Participant may assign any Bonus or any Participant obligations hereunder.

13.                                 Notice.  Any and all notices required or permitted to be given to a Participant or the Company pursuant to the provisions of this Plan will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices that the Company is required to or may desire to give a Participant that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to Participant at his/her home address of record with the Company, or at such other address as Participant may from time to time designate by one of the indicated means of notice herein.  All notices that a Participant is required to or may desire to give to the Company that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate by one of the indicated means of notice herein.

14.                                 Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

15.                                 Successor Provisions.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

16.           Definitions.  The following defined terms shall have the below meanings in this Plan.

“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

“Board” means the Company’s board of directors.

“Bonus” means a conditional right to receive cash performance-based bonus compensation that may be awarded under the Plan by the Committee to a Participant and which may be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.  The Committee may require a Participant to execute an acknowledgement regarding the Bonus (and its terms and conditions) as a condition of providing the Participant with a Bonus opportunity.

“Cause” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Cause and the procedures for determining Cause), any one or more of the following:  (i) commission of fraud, (ii) a good faith determination by the Board (or a committee of members of the Board), whose determination shall be conclusive and binding, that a Participant willfully failed to follow the lawful written directions of the Board, or a committee of the Board, or such Participant’s direct report, (iii) engagement in willful misconduct which is materially detrimental to the Company, (iv) willful and repeated failure or refusal to materially comply with the Participant’s Confidential Information and Employee Invention Assignment Agreement, Employment Agreement (if any), the Company’s insider trading policy, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company, or (v) commission of an unlawful or criminal act (serious in nature) which the Board reasonably believes would reflect adversely on the Company.  In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Board whose determination shall be final, conclusive and binding.  A Participant’s service shall also be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

“Change in Control” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case the Employment Agreement shall govern as to the definition of Change in Control), the consummation of any of the following:

(i)            Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the

Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii)           The Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)          The sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)          The dissolution or liquidation of the Company; or

(v)           Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  In addition, an IPO shall not constitute a Change in Control.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means a committee of Board members as selected by the Board.  If none is selected, then the Compensation Committee of the Board shall constitute the Committee except as required under Section 3.

“Company” means LegalZoom.com, Inc., a Delaware corporation.

“Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

“Disability” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Disability), the Participant’s medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, such Participant is unable to engage in any substantial gainful activity or which can be expected to result in death.

“Effective Date” means [                      ].

“Eligible Officer” means any individual who is a Company “officer” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 as amended.

“Employment Agreement” means, with respect to a Participant, an operative employment agreement that was entered into by and between the Company and Participant.

“Fiscal Year” means the Company’s fiscal year.

“GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

“Good Reason” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Good Reason), any one or more of the following: (1) a material diminution in Participant’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company, (2) a material diminution in Participant’s authority, duties, reporting or responsibilities, or (3) a material change in the geographic location at which Participant must perform services to the Company, which shall be defined to be a relocation of Participant’s principal workplace to a new location that is more than fifty miles away from Participant’s workplace location as of the later of the Effective Date or the commencement of Participant’s employment with the Company.  A Participant must provide written notice to the Company describing the existence of any Good Reason condition(s) within thirty (30) days of the date of the initial existence of the condition(s) or else such Participant will be deemed to have waived any Good Reason with respect to such condition(s).  Upon the Company’s receipt of such written notice, the Company shall then have sixty (60) days during which it may cure or remedy the condition(s).  If the Company does cure or remedy the condition(s) during such sixty (60) day period then Good Reason will be deemed to have not occurred with respect to such condition(s).  If the Company does not cure or remedy the condition(s) during such sixty (60) day period then Good Reason will be deemed to exist for purposes of this Plan and Participant’s employment with the Company shall be automatically terminated for Good Reason as of the day following the expiration of the sixty (60) day cure/remedy period.

“IPO” means an initial public offering by the Company of its common shares pursuant to an effective registration statement filed with the Securities and Exchange Commission.

“Outside Director” has the meaning provided to such term by Code Section 162(m) and its regulations.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the Effective Date shall be considered a Parent commencing as of such date.

“Participant” means an individual who (i) is a Eligible Officer and (ii) has been affirmatively selected by the Committee to participate in the Plan.

“Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.  Any Performance Goals that are included in a Bonus in order to make such Bonus qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives:  (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA, (iii) earnings per share, (iv) stock price, (v) operating cash flow, (vi) net income, (vii) profit margins, operating margins, gross margins or cash margins, (viii) revenue growth, (ix) pre- or after-tax income (before or after allocations of corporate overhead and bonuses), (x) return on equity, (xi) total shareholder return, (xii) return on assets or net assets, (xiii) appreciation in and/or maintenance of the price of the Common Stock, (xiv) market share, (xv) gross profits, (xvi) economic value-added models or equivalent metrics, (xvii) comparisons with various stock market indices, (xviii) reductions in costs, (xix) cash flow or cash flow per share, (xx) return on capital (including return on total capital or return on invested capital), (xxi) cash flow return on investment, (xxii) improvement in or attainment of expense levels or working capital levels, (xxiii) year-end cash, (xxiv) debt reductions, (xxv) stockholder equity, (xxvi) regulatory or litigation achievements, (xxvii) implementation, completion or attainment of measurable objectives with respect to business development, new products or services, budgets, regulatory or business risks, acquisitions, divestitures or recruiting and maintaining personnel, (xxviii) earnings, (xxix) expenses, (xxx) cost of goods sold, (xxxi) working capital, (xxxii) price/earnings ratio, (xxxiii) debt or debt-to-equity, (xxxiv) accounts receivable, (xxxv) writeoffs, (xxxvi) assets, (xxxvii) liquidity, (xxxviii) operations, (xxxix) research or related milestones, (xl) intellectual property (e.g., patents), (xli) product development, (xlii) information technology, (xliii) financings, (xliv) product quality control, (xlv) management, (xlvi) human resources, (xlvii) corporate governance, (xlviii) compliance program, (xlix) internal controls, (xlxi) policies and procedures, (xlxii) accounting and reporting, (xlxiii) strategic alliances, (xlxiv) licensing and partnering, and (xlxv) site, plant or building development, or (xlxvi) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or index.  The Performance Goals may differ from Participant to Participant.  With respect to Bonuses that are intended to constitute Code Section 162(m) qualified performance-based compensation, the selection and adjustment of applicable Performance Goals, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).  Awards issued to Participants who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) do not have to utilize the above Performance Goal criteria and may take into account other (or no) factors.

“Performance Period” means any period of time as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

“Plan” means this LegalZoom.com, Inc. 2012 Management Incentive Plan, as it may be amended from time to time by the Company.

“Separation from Service” has the meaning provided to such term by Code Section 409A and its regulations.

“Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A and its regulations.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change in Control.

“Qualifying Termination” means a termination of a Participant’s employment with the Company either by the Participant for Good Reason or by the Company without Cause (excluding due to Participant’s death or Disability).

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Plan below.

LEGALZOOM.COM, INC.

By:
Title:

LEGALZOOM.COM, INC. 2012 MANAGEMENT INCENTIVE PLAN

ACKNOWLEDGEMENT OF PARTICIPATION

Pursuant to the LegalZoom.com, Inc. 2012 Management Incentive Plan, the Company hereby informs the Participant named below that he/she has been selected to be a Participant in the Plan for Fiscal Year 2012 and is eligible to earn a Bonus subject to Participant timely executing and delivering to the Company this acknowledgement (the “Acknowledgement”).  The entire text of the Plan is incorporated in this Acknowledgement by reference.  The governing terms and conditions of Participant’s participation in the Plan are set forth herein and Participant agrees to be bound by such terms and conditions.  Certain capitalized terms used in this Acknowledgement are defined in the Plan.  This Acknowledgement, the Plan and any applicable Employment Agreement between the Company and the Participant constitute the entire understanding between the Participant and the Company regarding the Bonus opportunity described below.  This Bonus opportunity satisfies the Company’s obligation under Section 3(b) in the Employment Agreement to provide an annual bonus opportunity to Participant for Fiscal Year 2012.  Any prior agreements, commitments or negotiations concerning this Bonus opportunity are superseded except as provided in the Plan.

Name of Participant:

Performance Period for Bonus:  Fiscal Year 2012

[INSERT BONUS AMOUNTS AND TARGETS]

This Acknowledgement will be interpreted and enforced under the laws of the State of Delaware.

By signing below, the Participant agrees to all of the terms and conditions described in this Acknowledgement and in the Plan.

Participant:
(Signature)

Company:
(Signature)

Title: